UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 24, 2010
POSTROCK ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34635 (Commission file number)	27-0981065 (I.R.S. employer identification number)

210 Park Avenue, Suite 2750	73102
Oklahoma City, Oklahoma
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (405) 600-7704
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On December 24, 2010, Quest Eastern Resource LLC (“QER”) and PostRock MidContinent Production, LLC (“PMP” and, together with QER, the “Sellers”), wholly owned subsidiaries of PostRock Energy Corporation, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Magnum Hunter Resources Corporation (“MHR”) and Triad Hunter, LLC (“Triad”), a wholly owned subsidiary of MHR, pursuant to which Triad has agreed to purchase from the Sellers certain oil and gas properties and leasehold mineral interests and related assets located in Wetzel and Lewis Counties, West Virginia (the “Purchased Assets”).
     Triad will acquire the Purchased Assets for a total purchase price of $39.75 million, subject to certain purchase price adjustments (the “Purchase Price”). The Purchase Price will be paid (i) 50% in cash in the total amount of $19.875 million (the “Cash Consideration”), and (ii) 50% in approximately 3.2 million newly issued restricted shares of MHR common stock (the “Share Consideration”). The value of the Share Consideration was based on the volume weighted average price of MHR common stock on the NYSE Amex for the 10 consecutive trading days prior to the date on which the parties entered into the Purchase Agreement, or approximately $6.21 per share. The Purchase Agreement provides that at each closing the Purchase Price may be adjusted based on mutually agreed title deficiencies, if any, and certain other customary items.
     The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the parties, and the closing of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of certain conditions. Subject to the satisfaction of the closing conditions set forth in the Purchase Agreement, the acquisition of the Purchased Assets is scheduled to close in two phases, with the first phase expected to close by December 31, 2010 (the “Initial Closing”) and the second phase expected to close by mid-January 2011 (the “Second Closing”). The first phase contemplates the sale of the Wetzel County assets for $28 million of cash and MHR common stock and the second phase contemplates the sale of the Lewis County assets for $11.75 million of cash and MHR common stock. The Purchase Agreement provides that the effective date of the Initial Closing and Second Closing will be November 1, 2010, and all proceeds and certain customary operational costs and expenses attributable to the Purchased Assets shall be apportioned among the Sellers and Triad according to such date.
     The Purchase Agreement contains certain termination rights for both Triad and the Sellers, including (i) if the Second Closing does not occur by January 31, 2011 or, if the Second Closing is delayed because of certain specified conditions, by March 1, 2011; or (ii) if a governmental authority issues a final and non-appealable injunction, order, award, or any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement.
     The assets to be sold by QER have been pledged as collateral under the Third Amended and Restated Credit Agreement between QER, as borrower, and Royal Bank of Canada (“RBC”), as administrative and collateral agent and lender. The net Cash Consideration and Share Consideration received by QER pursuant to the Purchase Agreement will be paid to RBC in repayment of a portion of the term loan under that credit agreement and as consideration for the release of RBC’s liens encumbering the assets being sold. In connection with the transaction, QER and RBC entered into a letter agreement to clarify the obligations of the parties under the credit agreement and the previously disclosed asset sale agreement given that the closing is to be effected in two phases and that the Purchase Agreement does not result in the sale of QER or all or substantially all of its assets as originally contemplated.
     The assets to be sold by PMP have been pledged as collateral under the Second Amended and Restated Credit Agreement among PostRock Energy Services Corporation and PMP, as borrowers, RBC, as administrative and collateral agent, and the lenders party thereto relating to a secured borrowing base facility. The net Cash Consideration received by PMP pursuant to the Purchase Agreement will be used to repay outstanding borrowings under that credit agreement, to make capital expenditures and for other working capital purposes.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION
By:	/s/ Stephen L. DeGiusti
Stephen L. DeGiusti
General Counsel and Secretary

Date: December 30, 2010